Execution Version

TRANSITION SERVICES AGREEMENT

by

and

among

NASSAU LIFE INSURANCE COMPANY,

and

DELAWARE LIFE INSURANCE COMPANY

DATED AS OF July 3, 2023

TRANSITION SERVICES AGREEMENT

This Transition Services Agreement, dated as of July 3, 2023 (this “Agreement”), is entered into between Nassau Life Insurance Company, a New York domiciled life insurance company (“Buyer”) and Delaware Life Insurance Company, a life insurance company organized under the laws of the State of Delaware (“Seller”) (each a “Party” and collectively the “Parties”).

RECITALS

WHEREAS, Buyer and Seller are party to that certain Stock Purchase Agreement dated as of September 7, 2022 (as amended, the “Purchase Agreement”), pursuant to which Seller sold to Buyer, and Buyer purchased from Seller, all of the issued and outstanding shares of common stock of Delaware Life Insurance Company of New York, a New York domiciled insurance company (the “Company”), on the terms set forth therein;

WHEREAS, in order to ensure an orderly transition of the business of the Company (the “Business”) to Buyer and as a condition to consummating the transactions contemplated by the Purchase Agreement, Buyer and Seller are entering into this Agreement, pursuant to which Seller will provide, or cause its Affiliates to provide, Buyer and/or the Company with certain transition services, in each case subject to the terms and conditions set forth herein; and

NOW, THEREFORE, in consideration of the mutual agreements and covenants hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Capitalized Terms.

(a) All capitalized terms used in this Agreement that are not otherwise defined herein shall have the meaning set forth for such terms in the Purchase Agreement.

(b) The following terms shall have the respective meanings set forth below throughout this Agreement:

“Extendable Transition Service” means any Transition Service relating to the Insurance Contracts administered by Andesa Services, Inc. or M Financial/McCamish.

“Master Services Agreement” means the Master Services Agreement, effective as of November 1, 2013, by and between Delaware Life Insurance Company (formerly known as Sun Life Assurance Company of Canada (U.S.)) and Zinnia (formerly known as se2, LLC).

“Subcontractor” means any subcontractor or other third party engaged by Seller or any of its Affiliates to provide any Transition Services.

“Zinnia Extendable Transition Service” means all services provided under the Master Services Agreement.

(c) In addition, each of the following terms is defined in the Section set forth below:

Term	Section
Additional Service	2.01(c)
Agreement	Preamble
Business	Recitals
Buyer	Preamble
Company	Recitals
End Date	2.01(d)
Excluded Services	2.01(a)
Fees	3.02(a)
Fees Cap	3.02(a)
Force Majeure Events	4.04
IP Claims	6.01
New York Court	8.09
Omitted Services	2.01(b)
Party	Preamble
Permits	2.04
Program Manager	2.09
Provider	2.01(a)
Purchase Agreement	Recitals
Recipient	2.01(a)
Seller	Preamble
Transition Period	2.01(d)
Transition Service	2.01(a)
Transition Fees	3.02(a)
Zinnia Extendable Transition Fees	3.02(a)

ARTICLE II

SERVICES

Section 2.01 Provision of Services.

(a) Seller agrees to provide, or to cause its Affiliates to provide, the services set forth on Exhibit A, as such exhibit may be amended or supplemented pursuant to the terms of this Agreement (each, a “Transition Service,” and collectively the “Transition Services”) to Buyer and/or its Affiliates for the respective periods and on the other terms and conditions set forth in this Agreement and in Exhibit A, but excluding the excluded services (“Excluded Services”) listed on Exhibit B. For the Transition Services, Seller, in its capacity as the provider of the Transition Services, shall be the “Provider” and Buyer, in its capacity as the recipient of the Transition Services, shall be the “Recipient.” The Parties hereto agree that the Transition Services shall be provided to the Recipient or the Company in respect of the Business only, and not in respect of any other entity or any other business of the Recipient or the Company.

(b) The Parties each have used commercially reasonable efforts to identify and describe the Transition Services set forth on Exhibit A. However, the Parties acknowledge and agree that there may be Transition Services that are not identified in Exhibit A and that were provided by Seller or any of its Affiliates to the Business in the twelve (12) months prior to the date hereof (each, an “Omitted Service”). At any time during the term of this Agreement, the Recipient may provide written notice to the Provider requesting such Omitted Services and setting forth a description of the requested Omitted Service(s). The Provider will commence providing such Omitted Service reasonably promptly following receipt of such notice on terms reasonably agreed by the Parties. The Fees for any Omitted Service shall be in accordance with Section 3.02. Any Omitted Services shall in all respects be subject to the terms of this Agreement and shall be deemed a Transition Service, and be subject in all respects to the provisions of this Agreement as if fully set forth on Exhibit A as of the date hereof, and the terms of such Omitted Service shall be added as a Transition Service by the Parties hereto.

(c) In the event that the Recipient requests that the Provider provide additional services that are not Omitted Services, including services related to migration, Provider shall consider all such requests in good faith and will respond to the Recipient within thirty (30) days after receipt of a request for such services from the Recipient. The Parties agree to negotiate in good faith using commercially reasonable efforts in order to come to an agreement regarding the provision of such additional services on reasonable terms and fees. Any such additional service that Provider has agreed to provide (each such service, an “Additional Service”) shall in all respects be subject to the terms of this Agreement and shall be considered a Transition Service subject to all terms and conditions, and additional service fees, that are agreed to by the Parties.

(d) Subject to Section 3.03, Section 3.04 and Section 4.04, the obligations of the Provider under this Agreement to provide Transition Services shall terminate with respect to each Transition Service on the end date specified in Exhibit A (such termination, the “End Date” and such period under which such Transition Service is provided, the “Transition Period”).

Section 2.02 Standard of Service.

(a) The Provider shall perform all Transition Services in a timely, professional and workmanlike manner. The level and quality of the Transition Services provided hereunder (including in respect of the substance thereof, the time limits applicable thereto and the diligence devoted thereto) shall be substantially similar to the standard to which such Transition Service was provided in the twelve (12) months prior to the date hereof. Subject to Section 2.04, the Provider agrees to assign sufficient resources and qualified personnel as are reasonably required to perform the Transition Services in accordance with the standards set forth in the preceding sentence.

(b) In all events, the Provider and its Affiliates and, subject to clause (i) of Section 2.03(a)), its Subcontractors shall perform the Transition Services and all other obligations under this Agreement in compliance with all Applicable Laws in all material respects.

Section 2.03 Third-Party Service Providers.

(a) The Provider shall have the right to hire Subcontractors to provide all or part of any Transition Service hereunder; provided, however, that (i) the Provider shall remain responsible for all acts or omissions of any Subcontractor (other than third party administrators) with respect to the providing of such Transition Service as if provided by the Provider; provided, further, however, that in respect of third party administrators, the Provider shall use commercially reasonable efforts to ensure that the obligations with respect to the nature, quality, and standards of service set forth in this Agreement are satisfied with respect to any Transition Services provided by any such third party administrator, but shall not otherwise be responsible for the acts or omissions of any third party administrator, and (ii) the use of any Subcontractor to provide any Transition Service material to the Business that such Subcontractor was not providing to the Recipient as of the date of this Agreement shall be subject to advance written approval (not to be unreasonably withheld or delayed) of the Recipient.

(b) Upon Recipient’s request and expense, the Provider shall cooperate with Recipient to enforce for the Recipient’s benefit its rights under any third party administrator agreement in respect of the relevant Transition Services, including bringing any action thereunder as reasonably requested by the Recipient; provided, that the Recipient shall pay the Provider all fees and expenses, including employee wages and compensation and fees and expenses of counsel and other professional advisors, incurred by the Provider in connection with such action; for clarity, all such expenses shall be treated as additional Fees and shall not be subject to the limitations set forth in Section 3.02(a), and any third party costs in excess of $5,000 shall be paid directly by the Recipient upon request of the Provider. The Recipient shall be entitled, at its sole cost and expense, to participate in and reasonably control all the decisions with respect to the prosecution, negotiation and settlement of any such action. Any amounts recovered by the Provider in connection with any efforts or actions taken by it at the Recipient’s request shall be applied first to reimburse the Provider for its costs and expenses in such action and the remainder of such recovered amounts shall be paid to the Recipient.

Section 2.04 Permits. The Provider represents, warrants and covenants to the Recipient that as of the date hereof the Provider, or its Affiliates and their Representatives, employees and Subcontractors, as the case may be, have and at all times during the term of this Agreement, shall maintain all necessary licenses, authorizations, permits, consents, registrations, approvals and other qualifications from Governmental Entities under Applicable Law as are necessary or required in order to perform the Transition Services in the manner required by this Agreement (“Permits”), except for those Permits the failure to hold or loss of which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Provider’s ability to perform the Transition Services in the manner required by this Agreement.

Section 2.05 Access to Premises.

(a) In order to enable the provision of the Transition Services by the Provider, the Recipient agrees that it shall provide to the Provider’s employees and any Subcontractors who provide Transition Services, during regular business hours, in such a manner as shall not unduly interfere with or interrupt the operation and conduct of the Business and upon reasonable advance notice to the Recipient, access to the facilities, equipment, assets and books and records of the

Business, in all cases to the extent necessary for the Provider to fulfill its obligations under this Agreement and to the extent not prohibited by Applicable Law; provided, that any such books and records or other information that is subject to an attorney-client or other legal privilege shall be subject to the terms of Section 5.01.

(b) The Provider agrees that all of its and its Affiliates’ employees and any Subcontractors, when on premises at any facilities owned or leased by the Recipient or its Affiliates or when given access to any equipment, computer, software, network or files owned, leased or controlled by the Recipient or its Affiliates, shall conform in all material respects to all applicable policies and procedures of the Recipient and its Affiliates that are made known to the Provider in writing in advance and are applicable to the Recipient and its Affiliates.

Section 2.06 Security. Throughout the term of this Agreement, each Party shall implement and maintain commercially reasonable physical, technical and administrative safeguards and policies with such Party’s information technology systems used in connection with the Transition Services. Each Party reserves the right to disconnect the other Party or its Affiliates from its network and suspend any affected Transition Services to the extent such Party reasonably deems it necessary and would do so with respect to its own information technology systems under similar circumstances; provided, that the disconnecting Party shall notify the other Party as soon as is commercially reasonable thereafter, unless prohibited by Applicable Law, and shall use commercially reasonable efforts not to materially disrupt the operations of the Business. Upon satisfactory remediation, the disconnecting Party will reconnect the other Party and resume any affected Transition Service.

Section 2.07 Data Protection. To the extent the Provider processes personal information on behalf of the Recipient pursuant to this Agreement, the Parties shall cooperate to ensure that any such processing complies with all Applicable Laws and the Recipient’s reasonable cybersecurity or data security policies or requirements that are made known to the Provider in writing in advance and are applicable to the Recipient and its Affiliates, including, if reasonably determined to be necessary by the Parties, by negotiating in good faith to enter into a data protection agreement governing the sharing of data between the Parties.

Section 2.08 Ownership of Intellectual Property; License

(a) Any Intellectual Property owned by a Party or its Affiliates and used after the Closing Date in connection with the provision or receipt of the Transition Services, as applicable, shall remain the property of such Party or its Affiliates. Other than the license granted to a Party and its Affiliates pursuant to Section 2.08(b), neither Party nor its Affiliates shall have any right, title or interest in the Intellectual Property owned by the other Party or its Affiliates.

(b) No license or other right, express, implied or otherwise, is granted under this Agreement, except solely to the extent use of any Intellectual Property of the Provider, the Recipient, or their respective Affiliates is required for the provision or receipt of the Transition Services (as the case may be) in accordance with this Agreement, and each of the Provider and the Recipient, for itself and on behalf of its respective Affiliates, hereby grants to the other (and the respective Affiliates thereof) a limited, royalty-free, non-exclusive, non-transferable license, solely during the term of this Agreement, to use such Intellectual Property solely to the extent and for the duration necessary to provide or receive the Transition Services (as the case may be) in accordance with this Agreement.

Section 2.09 Program Managers. During the Transition Period, each Party shall designate and maintain a program manager (each, a “Program Manager”), who will be the primary point of contact between the Parties for all matters relating to this Agreement and shall be responsible for coordinating and managing the provision and receipt of the Transition Services hereunder. The initial Program Managers are Amy Johnson for the Provider and Jolene Speight for the Recipient. Either Party may change its Program Manager by written notice to the other; provided, that the other Party approves in advance such new Program Manager (such approval shall not be unreasonably withheld, conditioned or delayed).

Section 2.10 Status Meetings. During the Transition Period, at such time or times as the Program Managers shall agree (and in any event at least once every two (2) weeks if so requested by Buyer), the Parties shall hold status meetings (telephonically or in person, as the case may be). Such meetings shall be attended by key project personnel from each Party, including the Program Managers. The agenda for each such meeting shall include, without limitation, a review of (a) the status of the transitioning of the Transition Services to the Recipient and the status of the Transition Services, (b) the Transition Services completed to date, (c) incomplete tasks and the expected dates of completion, (d) the assignment of responsibilities, staffing needs and other administrative matters, and (e) any circumstances that may impact the Provider or its Affiliates’ ability to provide Transition Services in accordance with the terms hereof.

Section 2.11 Non-Solicitation. For a period of twelve (12) months following the Closing Date, without the prior written consent of the Provider, neither the Recipient nor any of its Affiliates shall, whether directly or indirectly, solicit for employment, employ or contract for the services of any employee of the Provider or its Affiliates who provides any Transition Service, or with whom the Recipient or any of its Affiliates had substantial contact, or of whom the Recipient or its Affiliates otherwise became aware, in connection with the negotiation, performance or receipt of this Agreement or the Transition Services contemplated hereby; provided that nothing in this Section 2.11 shall prohibit the Recipient or any of its Affiliates from soliciting, employing or contracting for the services of any employee of the Provider or its Affiliates (i) whose employment has been terminated by the Provider or any of its Affiliates following the Closing or (ii) who has otherwise ceased to be employed by the Provider or any of its Affiliates, other than by termination of employment by the Provider or any of its Affiliates, for a period of at least six (6) months prior to the date of such solicitation or employment.

ARTICLE III

COMPENSATION

Section 3.01 Responsibility for Employee Wages and Compensation. For such time as any employees of the Provider or any of its Affiliates are providing the Transition Services to the Recipient under this Agreement, such employees will remain employees of the Provider or such Affiliate, as applicable, and shall not be deemed to be employees of the Recipient for any purpose.

Section 3.02 Terms of Payment and Related Matters.

(a) The fees for the Transition Services provided by the Provider hereunder shall be the Provider’s fully-loaded cost, including the cost of employee wages and compensation and without any intent to cause the Provider to receive profit or incur loss, of providing the Transition Services (collectively, the “Fees”); provided, however, that, except as provided in Section 3.03, the Fees for the Transition Services including any Omitted Services shall not exceed the annual amounts set forth in Exhibit A with respect to the applicable category of Transition Services (each such amount, a “Fee Cap”), and the total Fees for the Transition Services including any Omitted Services shall not exceed the sum of all of the Fee Caps. For the avoidance of doubt, Additional Services shall not be subject to a Fee Cap. In addition, the Recipient shall pay (or reimburse the Provider) for reasonable and documented third-party costs and expenses actually incurred by the Provider or its Affiliates in connection with the Transition Services provided hereunder, except as otherwise provided herein.

(b) The Provider shall invoice the Recipient on a monthly basis in arrears for any Fees, expenses or other payments payable to the Provider pursuant to this Agreement. Subject to the terms and conditions in Exhibit A, payments pursuant to this Agreement shall be made within thirty (30) days following the receipt of each monthly invoice.

(c) The Recipient shall promptly (and in any event within thirty (30) days of receipt of the relevant invoice) notify the Provider in writing of any amounts billed to it that it disputes in good faith and reasonably detail the basis of such dispute. Upon receipt of such notice, the Provider will research the items in question in a reasonably prompt manner and work in good faith with the Recipient to attempt to resolve any such dispute. If the Parties are unable to resolve any disputed amounts under this Section 3.02(c) within thirty (30) days after notice to the Provider of the dispute, each Party is free to seek relief as otherwise set forth in this Agreement. The Recipient shall not be obligated to pay any such disputed amounts during the pendency of the dispute regarding such amounts; provided, that the Recipient will pay any undisputed portions of an invoice.

Section 3.03 Extension of Certain Services. The Parties agree that the Provider shall not be obligated to perform any Transition Service after the applicable End Date, provided, however, that the Recipient shall have the right (upon notice given at least thirty (30) days (or such longer period as set forth in Exhibit A) before the applicable End Date (including any extension thereof)), (i) to extend the provision of any Extendable Transition Service provided hereunder prior to the End Date for up to three (3) periods of up to three (3) months each and (ii) to extend the provision of any Zinnia Extendable Transition Services provided hereunder prior to the End Date until the earliest of (a) the fifth (5th) anniversary of the date of this Agreement and (b) the date on which the transition of the provision of such services with respect to the Business, either to Zinnia pursuant to an agreement between Recipient or any of its Affiliates and Zinnia or to another third-party administrator, has been substantially completed. The Recipient shall notify the Provider not less frequently than annually of its intention to continue to receive the Zinnia Extendable Transition Services, or to execute a transition to Zinnia or another third-party administrator, and the anticipated timeframe for any such transition. Solely with respect to the Extendable Transition Service, the fees hereunder shall be increased by 3% for the second such extension period, and by an additional 5% for the third such extension period. With respect to the Zinnia Extendable

Transition Services, commencing 15 months after the date hereof, the Fees hereunder shall be 100% of the amount payable to Zinnia under the terms of the Master Services Agreement plus 120% of the Provider’s other fully-loaded cost of providing such services, including the cost of employee wages and compensation. Such fees for the Extendable Transition Services and Zinnia Extendable Transition Services, to the extent accruing from and after the date that is fifteen (15) months following the date hereof, shall not by subject to the Fee Caps.

Section 3.04 Terminated Services. Upon termination or expiration of any or all Transition Services pursuant to this Agreement, or upon the termination of this Agreement in its entirety, the Provider shall have no further obligation to provide the applicable terminated Transition Services and the Recipient will have no obligation to pay any compensation or out-of-pocket costs incurred after such termination relating to such Transition Services (but, for the avoidance of doubt, shall pay all such compensation and costs incurred before the termination date even if the invoice in respect thereof is delivered thereafter).

Section 3.05 Taxes. The Recipient shall be responsible for all sales or use Taxes imposed or assessed upon the Transition Services.

Section 3.06 Audit Rights. Upon the reasonable advance written request of the Recipient to the Provider, during normal business hours and in such a manner as shall not unduly interfere with or interrupt the operation and conduct of the Provider’s other businesses, the Provider shall provide the Recipient or its Representatives (including the Recipient’s internal and external auditors and regulators) with reasonable access to books, records, files and papers, used or held for use by the Provider and its Representatives in the provision of the Transition Services to permit an audit of the Transition Services and any fees, costs and expenses charged by the Provider pursuant to this Agreement.

Section 3.07 Billing Records. The Provider shall maintain complete and accurate records of, and supporting documentation for, the amounts billable to and payments made hereunder, in accordance with GAAP on a consistent basis. The Provider agrees to provide the Recipient with documentation and other information with respect to each invoice as may be reasonably requested by the Recipient to verify the accuracy of such invoice and compliance with the provisions of this Agreement.

ARTICLE IV

TERMINATION

Section 4.01 Termination of Agreement. Subject to Section 4.03, this Agreement shall terminate in its entirety on the date upon which the Provider and its Affiliates shall have no continuing obligation to perform any Transition Services as a result of their expiration or termination in accordance with Exhibit A, Section 2.01(d) or Section 4.02.

Section 4.02 Breach; Early or Partial Termination.

(a) Breach. This Agreement may be terminated with respect to any Transition Service at any time upon prior written notice to the other Party, as set forth below:

(i) by the Provider, if the Recipient fails to pay any amount due that is not in dispute with respect to such Transition Service, and such non-payment has not been cured within thirty (30) days after receipt by the Recipient of a written notice of such non-payment from the Provider;

(ii) by the Recipient, if the Provider fails (other than pursuant to Section 4.04) to perform any of its material obligations under this Agreement relating to such Transition Service, and such failure continues without cure for a period of thirty (30) days after receipt by the Provider of a written notice of such failure from the Recipient seeking to terminate such Transition Service; or

(iii) by the Recipient, on the one hand, or the Provider, on the other hand, if the other Party (a) files a petition in bankruptcy, (b) becomes or is declared insolvent, or becomes the subject of any proceedings (not dismissed within sixty (60) days) related to its liquidation, insolvency or the appointment of a receiver, (c) makes an assignment on behalf of all or substantially all of its creditors, or (d) takes any corporate action for its winding up or dissolution.

(b) Early or Partial Termination. The Recipient shall provide not less than thirty (30) Business Days’ prior written notice to the Provider of its intent to terminate early a particular Transition Service including, for the avoidance of doubt, any Extendable Transition Service or any Zinnia Extendable Transition Service. Any such written notice delivered shall specify in detail (i) the Transition Service(s), Extendable Transition Service(s) or Zinnia Extendable Transition Service(s) (or the part(s) or subcomponent(s) thereof, as applicable) to be terminated and (ii) the effective date(s) of such termination (subject to the immediately preceding sentence). A particular Transition Service, Extendable Transition Service or Zinnia Extendable Transition Service may be terminated in whole, or in part or subcomponent thereof pursuant to this Section 4.02(b). The payments due to the Provider pursuant to Section 3.02 in respect of such terminated Transition Service, Extendable Transition Service or Zinnia Extendable Transition Service (or part or subcomponent thereof) performed in accordance with this Agreement through the date of such termination shall be appropriately prorated as of the date of such termination. The Transition Services provided by any third party administrator shall be terminated pursuant to this Section 4.02(b) upon the earliest of (x) the entry by the Recipient or an Affiliate of the Recipient into an agreement with such third party administrator pursuant to which such Transition Services are provided directly by such third party administrator to the Recipient or its Affiliate, (y) the expiration of such Transition Service or (z) the termination of this Agreement.

Section 4.03 Effect of Termination. Upon termination of this Agreement in its entirety pursuant to Section 4.01, all obligations of the Parties hereto shall terminate, except for the provisions of Section 3.04, Section 3.05, Section 3.06, Section 3.07, Article V, Article VI and Article VIII, which shall survive any termination or expiration of this Agreement. Any termination of this Agreement or any Transition Service pursuant to Section 4.02 shall not relieve any party for any liability for a breach of this Agreement prior to such termination.

Section 4.04 Force Majeure. The obligations of the Provider and its Affiliates under this Agreement with respect to any Transition Service shall be suspended during the period and to the extent that the Provider or any of its Affiliates is prevented from providing such Transition Service, or the Recipient or any of its Affiliates is prevented or hindered from receiving such Transition

Service, due to any of the following causes beyond such party’s reasonable control (such causes, “Force Majeure Events”): (i) acts of God, (ii) flood, fire or explosion, (iii) war, invasion, riot or other civil unrest, (iv) Order or Law, (v) actions, embargoes or blockades in effect on or after the date of this Agreement, (vi) action by any Governmental Entity, (vii) national or regional emergency, (viii) strikes, labor stoppages or slowdowns or other industrial disturbances, (ix) pandemic, or (x) a prolonged shortage of adequate power or transportation facilities. The Party suffering a Force Majeure Event shall give notice of suspension as soon as reasonably practicable to the other Party stating the date and extent of such suspension and the cause thereof, and the Provider shall resume the performance of its obligations as soon as reasonably practicable after the removal of the cause. Neither the Recipient nor the Provider shall be liable for the nonperformance or delay in performance of its respective obligations under this Agreement when such failure is due to a Force Majeure Event. Each Party hereto shall use commercially reasonable efforts to mitigate the extent of any such failure to perform or delay in the performance and the adverse consequences thereof.

ARTICLE V

CONFIDENTIALITY

Section 5.01 Confidentiality. Section 5.2(b) of the Purchase Agreement is incorporated herein by reference, mutatis mutandis.

ARTICLE VI

INDEMNIFICATION

Section 6.01 Indemnification by Provider. The Provider agrees to indemnify, defend, and hold harmless the Buyer Indemnified Persons from and against any and all Indemnifiable Losses incurred by any Buyer Indemnified Person to the extent caused by, resulting from or in connection with (a) the Provider’s or its Affiliates’ or Subcontractors’ gross negligence, fraud or willful misconduct related to (i) this Agreement or (ii) the provision of any Transition Services, (b) the Provider’s or its Affiliates’ material breach of this Agreement or (c) actual or alleged infringement or violation of a third party’s intellectual property rights (“IP Claims”) arising out of or in connection with the supply or use by the Recipient strictly in accordance with the terms of this Agreement or supply by the Provider or its Affiliates or Subcontractors of the Transition Services provided by or on behalf of the Provider or any of its Affiliates. The indemnification obligations hereunder shall not apply to any matter caused by, resulting from or in connection with the provision of any Transition Services by any third party administrator, which shall be governed by Section 2.03.

Section 6.02 Indemnification by Recipient. The Recipient agrees to indemnify, defend, and hold harmless the Seller Indemnified Persons from and against any and all Indemnifiable Losses incurred by any Seller Indemnified Person to the extent caused by, resulting from or in connection with (a) the Recipient’s or its Affiliates’ gross negligence, fraud or willful misconduct related to this Agreement, (b) the Recipient’s or its Affiliates’ material breach of this Agreement or (c) IP Claims arising out of or in connection with the supply or use of the Transition Services provided to or on behalf of the Recipient or any of its Affiliates; provided, however, that the Recipient and its Affiliates shall have no indemnification obligations as to IP Claims based on the use of any Transition Service provided consistent with the Provider’s and its Affiliates’ practices during the twelve (12) months prior to the Effective Date of the Purchase Agreement.

Section 6.03 Indemnification Procedures. For purposes of Section 6.01 of this Agreement, the provisions of Section 7.4 of the Purchase Agreement and Section 7.5 of the Purchase Agreement shall be deemed incorporated into, and made a part of, this Agreement, mutatis mutandis.

Section 6.04 Exclusive Remedy. Except in the case of fraud, the provisions of this Article VI (a) shall be the sole and exclusive remedy of the Seller Indemnified Persons and the Buyer Indemnified Persons, respectively, for any matter arising out of or related to this Agreement, and (b) shall not apply to any matter that relates to the Purchase Agreement.

ARTICLE VII

LIMITATION OF LIABILITY

Section 7.01 Limitation of Liability.

(a) NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY FOR ANY PUNITIVE, EXEMPLARY OR OTHER SPECIAL DAMAGES, REGARDLESS OF WHETHER SUCH DAMAGES ARE BASED IN CONTRACT, BREACH OF WARRANTY, TORT, NEGLIGENCE OR ANY OTHER THEORY, EXCEPT (I) TO THE EXTENT AWARDED OR PAID TO A THIRD PARTY IN CONNECTION WITH A THIRD PARTY CLAIM THAT IS INDEMNIFIED PURSUANT TO ARTICLE VI OR (II) FOR CLAIMS BASED ON A BREACH OF ARTICLE V HEREUNDER.

(b) THE MAXIMUM AGGREGATE LIABILITY OF EITHER PARTY, RESPECTIVELY, UNDER THIS AGREEMENT SHALL BE CAPPED AT THREE TIMES THE AMOUNT OF FEES PAID OR PAYABLE BY THE RECIPIENT TO THE PROVIDER UNDER THIS AGREEMENT DURING TERM OF THIS AGREEMENT, EXCEPT FOR (I) CLAIMS BASED ON THE OTHER PARTY’S FRAUD, GROSS NEGLIGENCE WILLFUL MISCONDUCT, OR KNOWING VIOLATION OF LAW OR (II) BREACHES OF ARTICLE V.

ARTICLE VIII

MISCELLANEOUS

Section 8.01 Notices. All notices, consents, waivers, requests, demands and other communications hereunder shall be made in accordance with, and subject to the terms of, Section 10.2 of the Purchase Agreement.

Section 8.02 Headings. The Section headings in this Agreement are for convenience of reference only and will not be deemed to alter or affect the meaning or interpretation of any provision hereof.

Section 8.03 Severability. If any provision of this Agreement, or the application of any provision hereof to any Party or circumstance, is held to be illegal, invalid or unenforceable, such provision or the application of such provision, as the case may be, will be fully severable, and the application of the remainder of such provision to such Party or circumstance, the application of such provision to other Parties or circumstances, and the remainder of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or application of such provision, as the case may be, or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision or application of such provision, there will be added automatically as a part of this Agreement a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

Section 8.04 Entire Agreement. This Agreement, including the schedules and exhibits hereto, the other Transaction Agreements, the documents, instruments and schedules referred to herein and all other documents dated as of the date hereof and on the Closing Date and delivered by the Parties in connection with this Agreement, constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the Parties or any of them with respect to the subject matter hereof, including the Confidentiality Agreement. All schedules and exhibits referenced herein and attached hereto are incorporated herein and expressly made a part of this Agreement as though completely set forth herein. All references to this Agreement herein or in any of the schedules or exhibits will be deemed to refer to this entire Agreement, including all schedules and exhibits.

Section 8.05 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise (other than following the Closing by operation of law in a merger), by Buyer without the prior written consent of Seller, or by Seller without the prior written consent of Buyer, and any such assignment that is not consented to shall be null and void. No such assignment shall limit or relieve Buyer or any other Buyer Party or Seller or any other Seller Party of their respective duties or obligations under any Transaction Agreement. Subject to the foregoing, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

Section 8.06 No Third-Party Beneficiaries. Except as expressly provided herein, nothing in this Agreement will confer any rights upon any Person that is not a Party or a successor or permitted assignee of a Party, except that the Parties agree that each Buyer Indemnified Person and each Seller Indemnified Person shall be an express third-party beneficiary of, and shall be entitled to the protections of, this Agreement (including the provisions of Article VI hereof, as applicable).

Section 8.07 Amendment and Modification; Waiver. This Agreement may be amended or modified only by a written instrument executed by Buyer and Seller. Any of the terms of this Agreement may be waived only in writing at any time by the Party or Parties entitled to the benefits thereof.

Section 8.08 Governing Law. This Agreement and any dispute arising hereunder shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to its principles or rules of conflict of laws, to the extent such principles or rules are not mandatorily applicable by statute and would permit or require the application of the laws of another jurisdiction.

Section 8.09 Submission to Jurisdiction; Waiver of Jury Trial.

(a) Each of the Parties hereto hereby irrevocably and unconditionally submits to the exclusive jurisdiction of any court of the United States or any state court, which in either case is located in the City of New York (each, a “New York Court”), for purposes of enforcing this Agreement or determining any claim arising from or related to the transactions contemplated by this Agreement. In any such action, suit or other proceeding, each of the Parties hereto irrevocably and unconditionally waives and agrees not to assert by way of motion, as a defense or otherwise any claim that it is not subject to the jurisdiction of any such New York Court, that such action, suit or other proceeding is not subject to the jurisdiction of any such New York Court, that such action, suit or other proceeding is brought in an inconvenient forum or that the venue of such action, suit or other proceeding is improper; provided, that nothing set forth in this sentence shall prohibit any of the Parties hereto from removing any matter from one New York Court to another New York Court. Each of the Parties hereto also agrees that any final and unappealable judgment against a Party hereto in connection with any action, suit or other proceeding will be conclusive and binding on such Party and that such award or judgment may be enforced in any court of competent jurisdiction, either within or outside of the United States. A certified or exemplified copy of such award or judgment will be conclusive evidence of the fact and amount of such award or judgment. Any process or other paper to be served in connection with any action or proceeding under this Agreement shall, if delivered or sent in accordance with Section 10.2 of the Purchase Agreement, constitute good, proper and sufficient service thereof.

(b) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OR ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (III) IT MAKES SUCH WAIVER VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.09.

Section 8.10 Specific Performance. Seller acknowledges and agrees that Buyer would be damaged irreparably if any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached. Accordingly, Seller agrees that Buyer will be entitled to an injunction or injunctions to prevent breach of the provisions of this Agreement and to enforce specifically this Agreement and its terms and provisions, without the necessity of proving the inadequacy of money damages as a remedy, in addition to any other remedy to which they may be entitled, at law or in equity.

Section 8.11 Counterparts; Email. This Agreement may be executed in one or more counterparts, including by email, all of which will be considered one and the same original agreement.

Section 8.12 Good Faith Cooperation. The Parties will use good faith efforts to cooperate with each other in all reasonable respects in all matters relating to the provision and receipt of the Transition Services.

Section 8.13 Construction. All article, section, subsection, schedule and exhibit references used in this Agreement are to this Agreement unless otherwise specified. All schedules and exhibits attached to this Agreement constitute a part of this Agreement and are incorporated herein. Unless the context of this Agreement clearly requires otherwise: (a) the singular includes the plural and the plural includes the singular wherever and as often as may be appropriate and references to the masculine, feminine or neuter gender will include each other gender, (b) the words “includes” or “including” mean “including without limitation,” (c) the word “or” is not exclusive, (d) the words “hereof,” “herein,” “hereunder” and similar terms in this Agreement refer to this Agreement as a whole and not any particular section or article in which such words appear, (e) the words “as amended” mean “as amended, restated or otherwise modified from time to time,” (f) all references to “Dollars” or “$” are to United States dollars, (g) all references to “days” are to calendar days, (h) when calculating a period of time, if the last day of such period is a non-Business Day, the period in question will end on the next succeeding Business Day, and (i) references to any law shall include all amendments, restatements, supplements or modifications of such law and any successor provisions of such law. Unless otherwise specified herein, all accounting terms used herein will be interpreted and all accounting determinations hereunder will be made in accordance with SAP. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring either Party by virtue of the authorship of any of the provisions of this Agreement.

Section 8.14 Relationship of the Parties. Each Party shall act solely as an independent contractor, and nothing in this Agreement shall be construed to give either the power or authority to enter into or incur any commitments, expenses or liabilities whatsoever on behalf of the other Party. Nothing herein shall be construed to create the relationship of a partnership, principal and agent or joint venturers between the Parties, other than as expressly set forth herein.

Section 8.15 Survival of Terms. Any provision required to interpret and enforce the Parties’ rights and obligations under this Agreement shall survive the expiration or termination of this Agreement to the extent necessary for the full observation and performance of the obligations contained herein.

Section 8.16 Conflicts with Exhibits. In the event of any conflict or ambiguity between the terms and conditions of this Agreement and the terms and conditions of any exhibit attached hereto, the terms and conditions of this Agreement shall control unless expressly overruled by such exhibit.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

DELAWARE LIFE INSURANCE COMPANY

By:
Name:
Title:

NASSAU LIFE INSURANCE COMPANY

By:
Name:
Title:

SIGNATURE PAGE TO TRANSITION SERVICES AGREEMENT

EXHIBIT A

Transition Services

[See attached.]

EXHIBIT A

Transition Services

No.	Service	Description	End Date	Annual Fee Cap
1.	Financial Accounting and Reporting

All financial accounting and reporting services, except otherwise noted, in a manner consistent with the services provided to the Company during the 12-month period immediately preceding the Closing, including the following services:

•  Processing of commissions and related accounting

•  Reporting with respect to policy-level transactional accounting data (sub-ledger) supporting general ledger balances

•  Escheat and unclaimed property services, such as performing outstanding check research, preparation and filing of search and escheatment letters, as well as unclaimed property identification, monitoring, reporting and remittance of escheat to the states

•  Payment and processing of premium taxes and coordinating any refunds

•  Maintain bank account and suspense reconciliations

•  Provide support for the Recipient’s monthly, quarterly, and annual financial close activities in a timely manner, including:

•  Pre-close activities

•  Recording journal entries

•  Preparing account reconciliations

•  Performing internal control activities

			Fifteen (15) month term	• $600,000, including services covered under 1, 2, 4,5,6 • Third party vendor cost excluded from the cap

•  Provide support for the Recipient’s preparation and distribution of financial statements and reports in a timely manner, including:

•  NAIC quarterly and annual statements, schedules, and exhibits (including supplemental filings)

•  NAIC annual audited financial statements and footnotes

•  Providing all information necessary to prepare and file Recipient’s quarterly and annual U.S. GAAP financial statements

•  Rating agency surveys, other state reporting, and ad hoc reports, as requested

•  Provider does not prepare U.S. GAAP financial statements. For the avoidance of doubt, Provider’s service to support any U.S. GAAP financial statements will be limited to data and information readily available or produced without material modifications to its current processes and systems

•  Providing access to documents, attachments and other records supporting filings and reports. Provider personnel who will be providing the transition services will continue to have access to systems required to perform the work

•  Assistance to support general ledger and accounting process conversion in order to facilitate Recipient’s preparation and filing of its quarterly and annual U.S. GAAP financial statements, including:

•  Providing procedural/process documentation and examples

Ex. A-2

•  Defining chart of accounts and other general ledger fields/dimensions

•  Data structures used for financial reporting

•  Parallel processing and testing support prior to conversion cutover

•  Providing current general ledger extracts at least monthly during transition period

•  Provider does not prepare U.S. GAAP financial statements. For the avoidance of doubt, Provider’s service to support any general ledger and accounting process conversion in relation to U.S. GAAP will be limited only to data and information readily available or produced without material modifications to its current processes and systems

•

•  Provide support to the Recipient’s effort to perform financial statements analysis to explain discrepancies in prior years

•  For the avoidance of doubt, once a business activity has been transitioned to the Recipient, the Provider will no longer account and record such business activity in its general ledger

2.	Investment Accounting and Reporting (in addition to general services set forth in the Financial Accounting and Reporting Section)	Assist Recipient with any questions in relation to historical information and provide such information upon Recipient’s request.	Six (6) month term	• n/a

Ex. A-3

3.	Separate Account Operations, Administration, and Reporting (in addition to general services set forth in the Financial Accounting and Reporting Section)

All separate account operations, administration, and reporting services in a manner consistent with the services provided to the Company during the 12-month period immediately preceding the Closing, including the following services:

•  Pricing and trading (including proofs and controls) activities, including:

•  Perform daily trades

•  Perform daily unit value pricing

•  Perform daily share reconciliation

•  Perform monthly unit activity control checks

•  Application of completeness and accuracy controls with regard to daily pricing and trading

•  Reconciliation of transfers to/from separate accounts

•  Administration and processing of funding needs and related asset movements between separate accounts and general account

•  Support for fund actions initiated by fund managers

•  Support for information required for the Recipient’s SEC/statutory reporting in respect of the separate accounts (see below for 38a-1 oversight/reporting) and Recipient’s preparation of related documentation for filing by the Recipient

•  Support for information related to the Recipient’s audit and control activities

•  Prompt processing of separate account deposits

•  Delivery of funds and required information to the funds with respect to the separate accounts

		Fifteen (15) month term	• $620,000 including services covered under 3, 12,13 and 14 • Third party vendor cost excluded from the cap

Ex. A-4

•  Perform obligations on behalf of the Recipient under participation agreements between the Recipient and the funds in which assets of the Recipient’s separate accounts are invested, as well as any related service agreements

•  Calculate the mortality and expense charges, any administrative charges and rider fees in accordance with the provisions of the Recipient’s policies

•  Transmit orders pursuant to the participation agreements for the purchase and redemption of shares in the funds in which assets of the Recipient’s separate accounts in respect of the Recipient’s policies are invested to such funds or their authorized agents and paying and receiving funds in connection with such purchases and redemptions in accordance with any applicable agreement

•  Preparation and support for separate account reporting (e.g., Green Book - see Financial Accounting and Reporting Section)

4.	Reinsurance (in addition to general services set forth in the Financial Accounting and Reporting Section)

All reinsurance services in a manner consistent with the services provided to the Company during the 12-month period immediately preceding the Closing, including the following services:

•  Preparation of reinsurance settlements and billing statements

•  Coordination with the Recipient in fulfilling reinsurer requests

•  Preparation and support for reinsurance reporting (see Financial Accounting and Reporting)

•  Reinsurance collections

•  Reinsurance premium payments

		Twelve (12) month term	• n/a

Ex. A-5

•  Access to all supporting documentation of reinsured policies. The Provider personnel who will be providing the transition services will continue to have access to systems required to perform the work

•  Policy retention monitoring and management

•  Reinsurance system and process conversion support

5.	Cash Management and Banking	All cash management and banking services will be transitioned as soon as possible. Provider will assist Recipient with questions and information needed regarding banking service transition.	Nine (9) month term	• n/a
6.	Tax	All tax services in a manner consistent with the services provided to the Company during the 12-month period immediately preceding the Closing, including the following services:	Fifteen (15) month term	• n/a

•  Provide support for any stat-tax adjustments maintained by Provider for Recipient’s preparation of all premium and indirect tax return filings required to be filed by Recipient (e.g., premium, municipal, sales & use, property tax and other) in respect of taxable periods (or portions thereof) beginning before the Closing Date, including preparation of supporting workpapers and previously paid in estimated taxes, and ending on the effective date of the Merger. For the avoidance of doubt, this applies only to information maintained in the seller’s general ledger system from the date of closing through the date of Merger

•  The Recipient expects to prepare and file all required federal and state tax returns for the standalone entity DLNY beginning on the Closing Date and ending on the effective date of the Merger. The Provider shall provide support to the Recipient in preparation thereof including but not limited to all Stat-to-Tax adjustments and supporting workpapers

Ex. A-6

•  Quarterly support for the tax provision calculation, including anything required for footnotes or admissibility of deferred tax assets

•  Support for year end and quarterly M-1 adjustments

•  Support for quarterly estimated payment of tax (federal, state, premium, other)

•  Support for deferred tax inventory, admitted and non- admitted deferred tax assets

•  Provide copies of accounting policies related to the tax and stat statement presentation

•  Tax support and reporting for reinsured policies

•  Provide a detail rollforward of the federal and state income tax payable accounts

•  Support for tax DAC reporting

•  Support for any foreign or international filing which include recovery of foreign tax payments, if any

•  Support for premium tax and municipal files and related monthly or quarterly calculation of estimated tax payments

•  Support for the filing of annual reports, guaranty fund assessments and liability calculation and other miscellaneous tax or insurance filings

•  Support for property tax payments and accruals, if any

•  Support for sales and use tax payments and accruals, if any.

•  Production of policyholder tax filings, including Forms 1099, 5498, 1042-S, and all associated state Tax filings, including completion of required mailings and filing with regulatory authorities. For

Ex. A-7

the avoidance of doubt, Provider outsources policyholder tax filings to third party administrator(s) (“TPA”), and this activity will continue to be handled by the same TPA

•  Completion of all U.S. federal and state withholding tax requirements and remittances related to policyholders, including filing of IRS Form 945 (Annual Return of Withheld Federal Income Tax) and corresponding state tax forms. For the avoidance of doubt, Provider outsources these activities to TPAs, and these activity will continue to be handled by the same TPA

7.	Internal Controls

All internal control services in a manner consistent with the services provided to the Company during the 12- month period immediately preceding the Closing, including the following services:

•  Maintenance of appropriate internal controls with respect to the Services until the End Date

•  From time to time, upon Recipient’s request, delivery of a list of Provider’s controls with respect to the Services and detail how such controls are defined/tested

•  Provide the Recipient with such information as is necessary to permit the Recipient to tie summary information back to detailed data and reconcile any questions/differences

			Fifteen (15) month term	• n/a

8.	Compliance	All compliance services in a manner consistent with the services provided to the Company during the 12-month period immediately preceding the Closing, including the following services: • Complaints	Fifteen (15) month term	• $300,000 including services covered under 8 and 10

Ex. A-8

•  Upon Recipient’s request, Producer to provide support for Recipient’s research of complaint allegations

•  Fraud

•  Upon Recipient’s request, Provider to provide support for Recipient’s research of fraud allegations

•  Privacy

•  Upon Recipient’s request, Provider to provide support for Recipient’s research of alleged privacy incidents

•  AML and Economic Sanctions

•  Upon Recipient’s request, Provider to provide support for Recipient’s coordination of an independently conducted AML audit

•  Upon Recipient’s request, Provider to provide to Byer with an AML risk assessment in a manner consistent with how Provider customarily performs such assessments

•  AML and OFAC monitoring of money in/money out transactions, investigating actions and hits, establishing and monitoring reporting thresholds in compliance with applicable law

•  Conducting biweekly FinCEN 314a searches

•  Variable Products

•  Providing information to supporting the Recipient’s amendments of DLNY product registration statements

•  Facilitating a transition of the service provider for filing, printing, and mailing

• Third party vendor cost excluded from the cap

Ex. A-9

•  Upon Recipient’s request, Provider to provide Recipient a 2022 38a-1 Annual Compliance Report for the 2022 calendar year as to the program effectiveness and any material issues, including reasonable supporting information with respect thereto upon Recipient’s request

•  Broker Dealer

•  Facilitating changes to selling agreements

•  NY Regulation 60 Requirements

•  Maintaining the procedures to comply with NY Regulation 60 requirements

•  Regulatory Exams & Filing

•  Upon Recipient’s request, Provider to assist Recipient with the coordination, preparation and response to any open exams, regulatory filings, inquiries, data calls and surveys by departments of insurance, SEC or FINRA pending or initiated during the TSA period

•  Upon Recipient’s request, Provider to provide support for Recipient’s, regulatory filings (including Regulation 60 filing and Market Conduct Profile)

•  State Filing

•  Transferring state filing records, including policy/contract form records/filing approvals to Recipient

•  Regulatory and Compliance Calendar

•  Upon Recipient’s request, Provider to assist Recipient with identifying and preparing a regulatory and compliance calendar for the Recipient (the “Filings Calendar”). The Recipient and the Provider shall use

Ex. A-10

reasonable best efforts to identify the Recipient’s regulatory filings, including for licenses, registrations and certificates of authority (but excluding Tax), that should be reflected on the Filings Calendar provided to the Recipient on or prior to the date hereof, other than for new regulatory filing requirements that come into effect post- Closing

9.	Actuarial

All actuarial services in a manner consistent with the services provided to the Company during the 12-month period immediately preceding the Closing, including the following services:

•  Provide support for the Recipient related to daily in force and experience data, actuarial extracts and reports, actuarial reserving tools and software, financial projection models, and cash flow testing and AOM preparation

•  Provide support for the Recipient’s annual and quarterly close processes. Assist in closing the books and produce required STAT reports

•  Provide support for the maintenance of the Recipient’s finance and accounting systems to support design, development, and testing of the Recipient’s finance systems and to generate required STAT reports

•  Provider personnel who will be performing the transition services will continue to have access and/or all necessary licenses to all actuarial reserving tools used in the Business

		Fifteen (15) month term	• $450,000 • Third party vendor cost excluded from the cap

Ex. A-11

•  Provide support for quarterly STAT Reports

•  Conduct necessary coordination with internal and external auditors for STAT reporting

•  Provide review for the Recipient’s annual and quarterly close processes. Assist in reviewing and providing advisory and quality control checks for STAT reports, including:

•  Pre-close activities

•  JEs and reconciliations

•  Expense accounting and reconciliations

•  STAT supplementals

•  Footnote/ MD&A preparation

•  Audited financial statements

•  Reinsurance accounting

•  Blue Book, state reporting, rating agency survey, ad hoc reports

•  The Provider shall provide a draft filing for the Recipient’s review, approval, signature and submission in respect of the NY Regulation 210 filing and such other information and assistance reasonably requested by the Recipient to enable the Recipient to timely make such filing with the NYDFS and respond to any inquiries with respect thereto

10.	Stakeholder Management/ Legal Compliance

All stakeholder management/legal compliance services in a manner consistent with the services provided to the Company during the 12-month period immediately preceding the Closing, including the following services:

		Fifteen (15) month term	• n/a

Ex. A-12

•  Upon request from the Recipient for support on a specific task or question related to regulatory reports or filings identified by the Recipient, and upon the Recipient assigning specific individuals to work with the Provider on such reports and filings, the Provider will provide administrative support, including precedent filings and relevant information, but excluding approval, sign-off or submission of any such reports or filings. The Recipient shall use reasonable best efforts to provide this Transition Service within the Recipient and cease use of the Provider for this Transition Service as soon as reasonably practicable after Closing

11.	Information Technology

All information technology services in a manner consistent with the services provided to the Company during the 12-month period immediately preceding the Closing, including the following services:

•  In connection with Provider’s employees providing such Transition Services, and to the extent needed to provide such Transition Service:

•  Provide services and maintenance/support for, End User Computer and not limited to, Email, telephony, fax, collaboration and productivity applications, software packaging and deployment support, security patching for laptops and desktops and mobile device management

•  Provide all IT Service/Help Desk services

		Fifteen (15) month term	• $ 390,000 • Third party vendor cost excluded from the cap

Ex. A-13

•  Provide support related to infrastructure for all existing data center hosting services

•  Provide security operation and monitoring services for all in scope systems and activities including but not limited to:

•  Monitoring security events for issues and faults including:

•  Threat and Vulnerability Management

•  Security Incident Management

•  Identity and Access Management

•  Data Protection

•  Maintain existing business continuity plan as applicable to the Transition Services

•  Support for Data Warehouse, GL, AP and finance, Actuarial, Website, CRM, Claims, Illustrations, Print:

•  Maintain all existing inbound/ outbound data feeds

•  Maintain system availability to current levels

•  Provide conversion assistance

•  Map data fields

•  Establish necessary connections

•  Convert and test as necessary

•  Provide conversion support for emails and related data that are specific to client and policyholder interactions to the extent unavailable or not already delivered to Recipient. Provider personnel who will be performing the transition services will continue to have access to emails and related data.

•  Provide support for the secure transfer of data, including any applications, systems, unstructured data, intranets or other electronic files that relate to the Company

Ex. A-14

•  Provide support to extract all documents associated with both active policies and policies that have not been active for up to seven years including, but not limited to, the original application, all output sent to the customer, including copies of statements, lapse notices, tax reporting documents, all ad hoc communications with the policy holder, and submitted service forms and requests

•  Provide the Recipient with access to the systems to facilitate training on product and processes

12.	Customer Service

All customer service services in a manner consistent with the services provided to the Company during the 12- month period immediately preceding the Closing, including the following services:

•  Customer & Agent Call Center

•  Conduct call center operations at a toll-free number to support customers/financial professionals with account inquiries and contract maintenance requests consistent with current business hours

•  Financial & Non-financial Transactions

•  Process contract financial transactions, e.g., payments, reallocations, disbursements, including 1035 exchanges/transfers/replacements and living benefits

		Fifteen (15) month term	• n/a

Ex. A-15

•  Process, send and record non-financial contract maintenance requests, e.g., address, owner, name, beneficiary change requests

•  Retention of financial and/or non-financial confirmations

•  Prepare illustrations as requested

•  Deliver grace period and lapse notices and process lapsed policy reinstatements

•  Provide lost policyholder and death escheatment support

•  Comply with all state specific regulatory requirements including, but not limited to, child support lien searches, tax lien searches, duplicate lapse notices to insureds and ability to designate a duplicate recipient

•  Perform policy conversions

•  Deliver policy page changes/notices to existing customers, as necessary or legally required

•  Annuitizations:

•  Generate, collect and review documentation for contract maturity/annuitization, including notification of maturity dates, provision of quotes

•  Process death claims, including provision of beneficiary options and quotes

•  Process beneficiary annuity contract continuations

Ex. A-16

•  Process and pay annuity benefits in accordance with customer elections

•  Billings & Collection, including:

•  Processing cash receipts, suspense entries, encoding and deposit

•  Receiving electronic banking statements

•  Reconciling account balances

•  Agent Maintenance, including:

•  Processing financial professional sales-based compensation

•  Processing agent of record changes and reassignments

•  Processing agent of record address and broker dealer changes

•  Performing renewals, new appointments, and terminations, as applicable

•  Monitoring agent eligibility for continued appointment, if applicable

•  Coordinate with the Provider’s legal team to provide customer related information in reasonable detail as for the Recipient to respond to regulatory inquiries, market conduct examinations, internal investigations, or complaints

•  Customer & Agent Correspondence

•  Provide customer/financial professional contract communication services, including the preparation and distribution of:

•  Checks/EFTs

Ex. A-17

•  Ad-hoc communications for event processing (e.g. remediation /corrective processing) and/or response to customer/financial professional inquiries

•  Policy/contract specific regulatory documents (e.g., customer statements, confirmations, prospectuses, annual reports, privacy notice delivery, including annual GLBA privacy notices, etc.)

•  Administrative forms (e.g. forms needed to request contract changes)

•  Coordinate with the Provider’s legal team to provide agent related information to the Recipient to respond to regulatory inquiries, market conduct examinations, internal investigations, or complaints

13.	Claims

All claims services in a manner consistent with the services provided to the Company during the 12-month period immediately preceding the Closing, including the following services:

•  Claims intake, adjudication and payment

•  Deliver correspondence necessary to perform claims processing and retention functions, e.g. delivery of explanation of benefits letters to customers

		Fifteen (15) month term	• n/a

Ex. A-18

•  Conduct checks of policyholder records against the Death Master File and review of any potential hits in connection with any claims

•  Underwriting

•  Support the Recipient’s final decision regarding payment of claims that are escalated, litigated, or disputed

14.	TPA Relationship Management and Reporting

All TPA relationship management and reporting services in a manner consistent with the services provided to the Company during the 12-month period immediately preceding the Closing, including the following services:

•  Assign and provide a coordinator to act as a liaison between each TPA and the Recipient

•  Maintain relationships with current TPAs in a manner consistent with past practices

•  Provide oversight, including monitoring service level agreements, updating systems to account for defect resolution, complying with any state regulatory changes and ensuring each TPA is operating consistent with their existing contract

			Fifteen (15) month term, plus any extension period with respect to any Extendable Transition Service or any Zinnia Extendable Transition Service pursuant to Section 3.03	• n/a
15.	Zinnia Services	Without duplication to any other services set forth herein, all services provided with respect to the Business under the Master Services Agreement, effective as of November 1, 2013, by and between Delaware Life Insurance Company (formerly known as Sun Life Assurance Company of Canada (U.S.)) and Zinnia (formerly known as se2, LLC), to the extent such services were provided to the Business in the twelve (12) months immediately preceding the Closing.	Fifteen (15) month term	•

Ex. A-19

EXHIBIT B

Excluded Services

Service	Description

Legal	Provider will not provide any legal services, including without limitation Secretary of State and Certificate of Authority renewals and other legal entity management services, regulatory and licensing services, litigation support, or legal advice.

Risk and Compliance	Provider will not provide any services by the risk or compliance functions.

Internal Audit	Provider will not provide any internal audit services.

IT related services	Provider will not provide mobile app and software development.

Ethics related services	Provider will not provide any ethics related services including support/training/hotline, etc.

OFAC services	Provider will not provide any OFAC services.

Investor Relations and Corporate Communications	Provider will not provide any investor relations or corporate communications services.

Sales and Marketing	Provider will not provide any sales and marketing services.

Finance	Provider will not provide any GAAP accounting, filing, or other services, except as expressly provided on Exhibit A.